SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 3

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   XTENT, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    984141101
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 2 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner Partners
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                    0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 3 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                    0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 4 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  M. H. Davidson & Co.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                    0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                 0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 5 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                 British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                        0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                        0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                        0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                        0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                        CO
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 6 OF 39


 -----------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                      0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                      0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                       PN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 7 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                       0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                       CO

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 8 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  MHD Management Co.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                    0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    PN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                               PAGE 9 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                    0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                    0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                    0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       IA

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                              PAGE 10 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                             PAGE 11 OF 39


-----------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  DK Group LLC
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                             PAGE 12 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  DK Management Partners LP
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
-----------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                       PN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                              PAGE 13 OF 39


-----------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  DK Stillwater GP LLC
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    OO
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                              PAGE 14 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                        0
SHARES                     ___________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                        0
OWNED BY                   ___________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                        0
REPORTING                  ___________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                        0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                        0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                        IN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                             PAGE 15 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Marvin H. Davidson
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          -----------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         -----------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                             PAGE 16 OF 39


 ------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Stephen M. Dowicz
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                 United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                      0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                       IN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                             PAGE 17 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Scott E. Davidson
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                               United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                             PAGE 18 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Michael J. Leffell
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 19 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Timothy I. Levart
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                           United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         -----------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 20 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Robert J. Brivio, Jr.
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                 United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 21 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Eric P. Epstein
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                    0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 22 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Anthony A. Yoseloff
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                   United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         -----------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN

------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 23 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Avram Z. Friedman
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                 United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         -----------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                      0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 24 OF 39


------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Conor Bastable
------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
         (3)      SEC USE ONLY
------------------------------------------------------------------------------
         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                 United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     0
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     0
------------------------------------------------------------------------------
         (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
                                     0
------------------------------------------------------------------------------
         (10)  CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)  PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
                                    0.0%
------------------------------------------------------------------------------
         (12)  TYPE OF REPORTING PERSON
                                    IN
------------------------------------------------------------------------------

Schedule 13 G/A
CUSIP No. 984141101                                           PAGE 25 OF 39


------------------------------------------------------------------------------


ITEM 1(a).    NAME OF ISSUER:

              XTENT, Inc. (the "Company")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              125 Constitution Drive
              Menlo Park, CA 94025

ITEM 2(a).    NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

              (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

              (iii)    M. H. Davidson & Co., a New York limited partnership
                       ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

              (v) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

              (vi) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

              (vii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (viii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

              (ix) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

              (x) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

              (xi) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13 G/A
CUSIP No. 984141101                                          PAGE 26 OF 39


              (xii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

             (xiii)    Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott
                       E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals") are managing members of the general partners of CO and MHD, the sole managing members of DKIA and DKG and stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I.Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Stephen
                       M. Dowicz, Scott E. Davidson, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP. As of January 1, 2010, Messrs. Marvin H. Davidson and Michael
                       J. Leffell, who previously held similar positions, no longer have discretionary authority over any of the Reporting Persons.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

               (i)     DKP - a New York limited partnership

               (ii)    DKIP - a Delaware limited partnership

               (iii)   CO - a New York limited partnership

               (iv)    DKIL - a British Virgin Islands corporation

               (v)     DKHF - a Delaware limited partnership

               (vi)    DKHI - a Cayman Islands corporation

               (vii)   MHD - a New York limited partnership

               (viii)  DKAI - a New York corporation

               (ix)    DKIA - a Delaware limited liability company

               (x)     DKG - a Delaware limited liability company

               (xi)    DKMP - a Delaware limited partnership

               (xii)   DKS - a Delaware limited liability company

               (xiii)  Thomas L. Kempner, Jr. - United States

               (xiv)   Marvin H. Davidson - United States

Schedule 13 G/A
CUSIP No. 984141101                                          PAGE 27 OF 39




               (xv)    Stephen M. Dowicz - United States

               (xvi)   Scott E. Davidson -United States

               (xvii)  Michael J. Leffell - United States

               (xviii) Timothy I. Levart - United Kingdom & United States

               (xix)   Robert J. Brivio, Jr. - United States

               (xx)    Eric P. Epstein - United States

               (xxi)   Anthony A. Yoseloff - United States

               (xxii)  Avram Z. Friedman - United States

               (xxiii) Conor Bastable - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.001 PAR VALUE

ITEM 2(e).  CUSIP NUMBER:

         984141101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act;

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13 G/A
CUSIP No. 984141101                                           PAGE 28 OF 39


           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         A. DKP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

         B. DKIP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

         C. CO

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 29 OF 39


                  (iv)  shared power to dispose or to direct the disposition: 0


         D. DKIL

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         E. DKHF

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         F. DKHI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 30 OF 39


         G. MHD

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         H. DKAI

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         I. DKIA

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

Schedule 13 G/A
CUSIP No. 984141101                                            PAGE 31 OF 39


         J. DKG

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0

         K. DKMP

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         L. DKS

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         M. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 0

Schedule 13 G/A
CUSIP No. 984141101                                         PAGE 32 OF 39


              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         N. Marvin H. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         O. Stephen M. Dowicz

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         P. Scott E. Davidson

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

Schedule 13 G/A
CUSIP No. 984141101                                         PAGE 33 OF 39


              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         Q. Michael J. Leffell

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         R. Timothy I. Levart

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         S. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

Schedule 13 G/A
CUSIP No. 984141101                                          PAGE 34 OF 39


                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         T. Eric P. Epstein

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         U. Anthony A. Yoseloff

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         V. Avram Z. Friedman

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

Schedule 13 G/A
CUSIP No. 984141101                                          PAGE 35 OF 39


                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


         W.   Conor Bastable

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition: 0


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             See Item 4.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

Schedule 13 G/A
CUSIP No. 984141101                                           PAGE 36 OF 39


         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 984141101                                            PAGE 37 OF 39


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 16, 2010           DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    By:  MHD Management Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ THOMAS L. KEMPNER, JR.
                                    ---------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /s/ THOMAS L. KEMPNER, JR.
                                    ----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    itle:  President

                                    M.H. DAVIDSON & CO.
                                    By:  M.H. Davidson & Co. GP, L.L.C.,
                                    its General Partner

                                    /s/ THOMAS L. KEMPNER, JR.
                                    ----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /s/ THOMAS L. KEMPNER, JR.
                                    -------------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER HEALTHCARE
                                    FUND LP
                                    By:  DK Group LLC,
                                    ts General Partner

                                    /s/ THOMAS L. KEMPNER, JR.
                                    -------------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13 G/A
CUSIP No. 984141101                                           PAGE 38 OF 39

                                  DAVIDSON KEMPNER HEALTHCARE
                                  INTERNATIONAL LTD.
                                  By:  DK Management Partners LP,
                                  its Investment Manager
                                  By:  DK Stillwater GP LLC, its general partner

                                  /s/ THOMAS L. KEMPNER, JR.
                                  -------------------------------------
                                  Name:   Thomas L. Kempner, Jr.
                                  Title:  Executive Managing Member

                                  MHD MANAGEMENT CO.
                                  By:  MHD Management Co. GP, L.L.C.,
                                  its General Partner

                                  /s/ THOMAS L. KEMPNER, JR.
                                  -------------------------------------
                                  Name:   Thomas L. Kempner, Jr.
                                  Title:  Executive Managing Member

                                  DAVIDSON KEMPNER ADVISERS INC.

                                  /s/ THOMAS L. KEMPNER, JR.
                                  --------------------------------------
                                  Name:   Thomas L. Kempner, Jr.
                                  Title:  President

                                  DAVIDSON KEMPNER INTERNATIONAL
                                  ADVISORS, L.L.C.

                                  /s/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK GROUP LLC

                                  /s/ THOMAS L. KEMPNER, JR.
                                  ----------------------------------------
                                  Name:   Thomas L. Kempner, Jr.
                                  Title:  Executive Managing Member

                                  DK MANAGEMENT PARTNERS LP
                                  By:  DK Stillwater GP LLC, its general partner

                                  /s/ THOMAS L. KEMPNER, JR.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title:    Executive Managing Member

                                  DK STILLWATER GP LLC

                                  /s/ THOMAS L. KEMPNER, JR.
                                  -----------------------------------------
                                  Name:   Thomas L. Kempner, Jr.
                                  Title:  Executive Managing Member

Schedule 13 G/A
CUSIP No. 984141101                                           PAGE 39 OF 39


                                  /s/ THOMAS L. KEMPNER, JR.
                                  -----------------------------------------
                                  Thomas L. Kempner, Jr.

                                  /s/ MARVIN H. DAVIDSON
                                  -----------------------------------------
                                  Marvin H. Davidson

                                  /s/ STEPHEN M. DOWICZ
                                  -----------------------------------------
                                  Stephen M. Dowicz

                                  /s/ SCOTT E. DAVIDSON
                                  -----------------------------------------
                                  Scott E. Davidson

                                  /s/ MICHAEL J. LEFFELL
                                  -----------------------------------------
                                  Michael J. Leffell

                                  /s/ TIMOTHY I. LEVART
                                  -----------------------------------------
                                  Timothy I. Levart

                                  /s/ ROBERT J. BRIVIO, JR.
                                  -----------------------------------------
                                  Robert J. Brivio, Jr.

                                  /s/ ERIC P. EPSTEIN
                                  -----------------------------------------
                                  Eric P. Epstein

                                  /s/ ANTHONY A. YOSELOFF
                                  -----------------------------------------
                                  Anthony A. Yoseloff

                                  /s/ AVRAM Z. FRIEDMAN
                                  -----------------------------------------
                                  Avram Z. Friedman

                                  /s/ CONOR BASTABLE
                                  -----------------------------------------
                                  Conor Bastable